Exhibit 10.23

333 Corporate Woods Parkway
Vernon Hills, Illinois 60061.3109 U.S.A.
Telephone +1.847.634.6700
Facsimile +1.847.913.8766
www.zebracorporation.com

Edward L. Kaplan

Chairman and CEO

February 4, 2002

Mr. John Paxton

14338 Laurel Trail

Wellington, FL  33414

Dear John:

This letter confirms our verbal understanding of my offer to you to join Zebra Technologies Corporation as President, Barcode Business Unit reporting directly to me. With acceptance of this position, you will be part of Zebra’s top management team. I am excited about your ability to contribute to our company’s future growth and look forward to having you as a member of our team. I would like your effective start date to be Wednesday, February 20, 2002.

Base and Pay Bonus: Your base salary will be $500,000 on an annual basis. This will be payable on a bi-weekly basis, in the amount of $19,230.76.   There is also a significant Management Bonus Plan opportunity that has a target equal to 60% of base earnings, which when annualized is $300,000. Thus, the annualized base plus target bonus is $800,000.  Upon your arrival, we will meet to establish objectives and the criteria which will be used for your participation in the Management Bonus Plan.

Stock Options:  Also, you will be granted a Stock Option for 100,000 shares of Zebra Class A Common Stock on your first day of employment. The grant price of these shares will be based upon the closing price of Zebra’s stock as listed on the Nasdaq at the conclusion of your first day of employment. Zebra Technologies Corporation Stock Options vest over 5 years at the rate of 15% on the first anniversary of the grant, 17.5% on the second anniversary, 20% on the third anniversary, 22.5% on the fourth anniversary and the remaining 25% on the fifth anniversary. Zebra options have a ten-year life from the date of grant.  This means that the value of your option can appreciate for ten years from the Grant Date before you are required to exercise.  You may sell up to 100% of the shares you acquire upon exercise of each of your options with no holding period.

Future options are granted at the discretion of the Board of Directors and the CEO.

Other Benefits:  Zebra offers family coverage in the Zebra healthcare plan (medical/dental), life insurance coverage of $150,000 and other Zebra employee benefit plans in accordance with the plan documents or company policy.  You will be eligible to participate in the company’s Profit Sharing and Savings Plan and the Employee Stock Purchase Plan (attached) in accordance with the plan documents.  The Company retains its existing right to amend or terminate at any time any employee benefit plan.

Relocation:  Relocation costs will be reimbursed per our standard relocation policy. Please review the attached policy and assess your needs so that we can work out the details.

Vacation:   With respect to vacation, in addition to the standard vacation plan, you will receive additional paid vacation days so that in total, you will not have less than three weeks vacation per year.

Termination:  If you are terminated for other than cause, you will receive severance pay as follows:

•      12 months of base compensation

•      12 months of outplacement services

•      Payout will cease when you start employment at your next job.

Resignation:  You will be required to provide six (6) weeks written notice if you resign from Zebra.

Zebra Technologies Corporation expects each of its employees who have access to confidential business information to keep such information confidential. It is customary for all associates to sign an Employment Agreement, which contains a non-compete clause. We are including our standard Employment Agreement for you to review. In light of your vast industry background and experience, I would like to discuss with you what is appropriate in your situation. It is also our policy to avoid the use of confidential information, which you may have concerning your previous employer.

This offer is subject to your review and is contingent upon successful completion of the referencing process.  Your employment is also subject to passing a drug screening which will be scheduled for you.

Your employment is for no specific period of time, and both you and the Company may terminate the employment relationship per the above agreement.  However, it is my understanding that if you accept this offer, you are making a 5 year commitment to Zebra that is not legally binding.

The letter contains the entire agreement concerning our offer of employment and may not be modified or changed unless in writing and signed by me.

To acknowledge acceptance of this offer, please sign and return to me one copy of this letter.

Best regards,	ACCEPTED:

/s/ Edward L. Kaplan	/s/ John Paxton

Edward L. Kaplan	John Paxton
Chairman and CEO
February 17, 2002

Date